Exhibit 10.19

FIRST AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This First Amendment to Lease (“Amendment”) dated _April 23, 2020_____________, is by and between ALTON CORPORATE PLAZA LLC, a Delaware limited liability company (“Landlord”), and MDXHEALTH, INC., a Delaware corporation (“Tenant”).

II.	RECITALS.

On December 17, 2019, Landlord and Tenant entered into a lease (the “Lease”) for space in a building located at 15285 Alton Parkway, Suite 120, Irvine, California (“Suite 120” or “Premises”).

Landlord and Tenant each desire to modify the Lease to add approximately 8,161 rentable square feet of space known as Suite 100 in the Building (“Suite 100”) pursuant to the Right of First Offer set forth in Section 3 of Exhibit G to the Lease, adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A.	Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.	Effective as of the Commencement Date for Suite 100, Item 2 shall be amended by adding “and Suite No. 100” to the Premises.

2.	Item 4 is hereby amended by adding the following:

“Estimated Commencement Date for Suite 100: 18 weeks following the date of the First Amendment to Lease”

3.	Effective as of the Commencement Date for Suite 100, Item 5 shall be deleted and the following substituted therefor:

“The Lease Term for the entire Premises shall expire 72 months following the Commencement Date for Suite 100, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month.”

4.	Item 6 is hereby deleted and the following substituted therefor:

“6. Basic Rent:

Basic Rent for Suite 120:

Months of Term or Period for Suite 120	Monthly Rate Per Rentable Square Foot for Suite 120	Monthly Basic Rent for Suite 120
1 to 12	$1.78	$19,170.60
13 to 24	$1.85	$19,924.50
25 to 36	$1.92	$20,678.40
37 to 48	$2.00	$21,540.00
49 to 60	$2.08	$22,401.60
61 to Expiration Date	$2.16	$23,263.20

Notwithstanding the above schedule of Basic Rent for Suite 120 to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under this Lease, Tenant shall be entitled to an abatement of 2 full calendar months of Basic Rent in the aggregate amount of $38,341.20 (i.e. $19,170.60 per month) (the “Suite 120 Abated Basic Rent”) for the first 2 full calendar months of the Term (the “Abatement Period for Suite 120”). In the event Tenant Defaults at any time during the Term beyond any applicable “cure” period with the result that Tenant’s right to possession of the Premises is terminated, then unamortized Suite 120 Abated Basic Rent to the date of such termination (amortized over the initial Term for Suite 120) shall immediately become due and payable. The payment by Tenant of the unamortized Suite 120 Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period for Suite 120 and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

Basic Rent for Suite 100:

Months of Term or Period for Suite 100	Monthly Rate Per Rentable Square Foot of Suite 100	Monthly Basic Rent for Suite 100
1 to 12	$1.81	$14,771.41
13 to 24	$1.88	$15,342.68
25 to 36	$1.96	$15,995.56
37 to 48	$2.04	$16,648.44
49 to 60	$2.12	$17,301.32
61 to 72	$2.20	$17,954.20

Notwithstanding the above schedule of Basic Rent for Suite 100 to the contrary, as long as Tenant is not in Default (as defined in Section 14.1 of the Lease), Tenant shall be entitled to an abatement of 2 full calendar months of Basic Rent for Suite 100 in the aggregate amount of $29,542.82 (i.e. $14,771.41 per month) (the “Suite 100 Abated Basic Rent”) for first 2 full calendar months following the Commencement Date for Suite 100 (the “Abatement Period for Suite 100”). In the event Tenant Defaults at any time during the Term, as extended herein, the unamortized Suite 100 Abated Basic Rent (amortized over the initial 72 months of the Term as to Suite 100) shall immediately become due and payable. The payment by Tenant of the Suite 100 Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to the Lease or at law or in equity. Only Basic Rent for Suite 100 shall be abated during the Abatement Period for Suite 100 and all other additional rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.”

5.	Effective as of the Commencement Date for Suite 100, Item 8 shall be amended by adding “and Suite 100 comprising approximately 8,161 rentable square feet.”

6.	Item 9 is hereby deleted and the following substituted in lieu thereof” “9. Letter of Credit: $250,000.00”

7.	Effective as of the Commencement Date for Suite 100, Item 11 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“11. Parking: 59 parking spaces in accordance with the provisions set forth in Exhibit F to this Lease.”

B.	Commencement Date for Suite 100. As used herein, the “Commencement Date for Suite 100” shall occur on the earlier of (a) 30 days after the date Suite 100 is deemed “ready for occupancy” (as hereinafter defined) as set forth below and possession thereof is delivered to Tenant, or (b) the date Tenant commences its regular business activities within all or any portion of Suite 100. Notwithstanding the foregoing, Landlord shall not tender possession of Suite 100 to Tenant (and the Commencement Date shall accordingly be postponed) during any period in which any “shelter in place” or similar order issued by any federal, state, or local governmental agency in connection with the COVID-19 pandemic is in effect that is applicable to the Premises, unless Tenant otherwise agrees to accept possession. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Suite 100 Commencement Memorandum”) the actual Commencement Date for Suite 100; should Tenant fail to execute and return the Suite 100 Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Commencement Date for Suite 100 as set forth in the Suite 100 Commencement Memorandum shall be conclusive. Suite 100 shall be deemed “ready for occupancy” when Landlord, to the extent applicable, (i) has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter attached to this Amendment but for minor punch list matters, and (ii) has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work.

C.	Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Suite 100 to Tenant on or before the Estimated Commencement Date for Suite 100 set forth in Section III.A.2 above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for Suite 100 until the Commencement Date for Suite 100 occurs as provided in Section III.B above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section III.B(i) above is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter attached to this Amendment), then Suite 100 shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent for Suite 100), as of the date Landlord would have been able to substantially complete such work and deliver Suite 100 to Tenant but for Tenant’s delay(s).

D.	Letter of Credit. Landlord is currently holding a letter of credit in the amount of $150,000.00 as security for Tenant’s performance under the Lease. Not later than 10 business days after Tenant’s delivery of this Amendment, Tenant shall deliver an amendment to, or replacement of, the letter of credit increasing the amount thereof to the amount set forth in Section III.A.6 of this Amendment.

E.	Right to Extend This Lease. Effective as of the Commencement Date for Suite 100, Suite 100 shall be deemed a part of the Premises with respect to Section 1 of Exhibit G to the Lease entitled “Right to Extend This Lease”.

F.	Right of First Offer. Section 3 of Exhibit G to the Lease is hereby exercised by Tenant and of no further force or effect.

G.	Signage. Section 5.2 of the Lease is hereby amended to provide that, provided Tenant continues to occupy the entire Premises, Tenant shall have the exclusive right to two (2) “eyebrow” signs on the Building, subject to the terms of said Section 5.2.

H.	Floor Plan of Premises. Effective as of the Commencement Date for Suite 100, Exhibit A-1 attached to this Amendment shall be added to Exhibit A of the Lease.

I.	Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for Suite 100 in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

J.	ADA Compliance. Landlord shall be responsible for the cost of taking any required measures to ensure that the Common Areas comply with the provisions of the Americans with Disabilities Act (“ADA”) in effect as of the Commencement Date of the Lease, and the cost thereof shall not be included within the Operating Expenses allocated to Tenant.

K.	Good Working Order Warranty. Landlord warrants to Tenant that the windows and seals, fire sprinkler system, lighting, heating, ventilation and air conditioning systems and all plumbing and electrical systems serving Suite 100 (collectively, the “Building Systems”), and the roof and structural components of the Building, shall be in good operating condition and in compliance with current building codes and all other applicable Federal, State and local laws, including but not limited to the Americans with Disabilities Act (“ADA”), as of the Commencement Date for Suite 100. Provided that Tenant shall notify Landlord that the Building Systems serving Suite 100 are not in good operating condition within 30 days following the Commencement Date for Suite 100, then Landlord shall, except as otherwise provided in the Lease, promptly after receipt of such notice from Tenant setting forth the nature and extent of such noncompliance, rectify same at Landlord’s sole cost and expense and not as part of the Operating Expenses described in Exhibit B of the Lease.

L.	HVAC. Tenant acknowledges and agrees that the HVAC unit(s) servicing the Premises are designed and intended to provide comfort cooling for general office purposes and areas only, and are not designed or intended to provide heating, ventilation, or air conditioning for specialty or critical operations areas within the Premises (e.g., laboratory, clean room, warehouse, or computer server areas). Accordingly, Tenant (and not Landlord) shall be responsible at its sole expense to procure, operate, and maintain any necessary or desired supplemental HVAC equipment to service those specialty or critical operations areas with heating, ventilation, or air conditioning above general office comfort cooling levels.

IV.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.	Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

G.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.	Nondisclosure of Lease Terms. Tenant acknowledges that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

I.	Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and CBRE (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:		TENANT:

ALTON CORPORATE PLAZA LLC, a Delaware limited liability company		MDXHEALTH, INC., a Delaware corporation

By	/s/ Steven Case	By	/s/ Ron Kalfus
Steven M. Case
	Executive Vice President		Printed Name	Ron Kalfus
	Office Properties		Title	CFO

By	/s/ Holly McManus	By	/s/ Michael McGarrity
Holly McManus
	Vice President, Operations		Printed Name	Michael McGarrity
	Office Properties		Title	CEO